EXHIBIT 10.49
February 2, 2011
Mr. Richard Surratt
Dear Rich,
On behalf of Arbitron, I am pleased to offer you the position of Executive Vice President, Finance, with the intent of transitioning you into the Chief Financial Officer role as soon as is practicable. You will report to Chief Executive Officer, William T. Kerr, and have a starting base salary of $400,000. Your effective start date will be no later than February 6, 2011.
Upon meeting the applicable performance criteria established by the Compensation and Human Resources Committee of Arbitron’s Board of Directors (the “Compensation Committee”) in its sole discretion, you will be eligible to receive an annual incentive bonus in an amount equal to 55% of base salary. For performance exceeding such applicable performance criteria in the sole judgment of the Compensation Committee, the annual incentive bonus may be increased to an amount up to 100% of base salary. Any bonus paid for 2011 will be prorated to reflect 11 months of service.
Subject to the approval of the Compensation Committee, as soon as practicable on or after your start date Arbitron will grant you a Long Term Incentive award to be valued at 125% of your base salary on the date of grant, with the award to be determined by the Compensation Committee as a mix of: (i) 34% performance-based restricted stock units, which will vest only upon satisfaction of applicable performance objectives to be established by the Compensation Committee, (ii) 33% stock options, each with respect to the company’s common stock, par value $0.50 (the “Common Stock”), and (iii) 33% performance cash award. The value for the restricted stock units will be determined by dividing the target value for the restricted stock units by the Common Stock’s fair market value on the date of grant and the value of the options will be determined using the company’s standard Black-Scholes assumptions applied as of the date of grant.
Employment will be contingent on its results meeting Arbitron’s standard employment requirements. Arbitron employees must adhere to our Policy on Alcohol and other Drugs. As a condition of your employment, you must read and sign the Employee Disclosure Assignment Agreement and also the Company’s Code of Conduct.
In compliance with the Immigration Reform and Control Act of 1986, you will be required to complete the Employment Eligibility Verification Form I-9. You will need to provide the necessary documents to establish your identity and employment eligibility.
For clarification and protection of both you and the Company, your acceptance of this offer represents the sole agreement between you and Arbitron. No prior promises, representations and understandings relative to any terms and conditions of your employment are to be considered part of this agreement unless expressed in this letter.
Please confirm your acceptance of this offer by signing and returning a copy of this letter.

Rich, I am delighted that you will be joining Arbitron and very much look forward to seeing you next week in Phoenix.

Sincerely,
/s/ Marilou B. Legge
Marilou Legge
Executive Vice President, Organization Effectiveness and Corporate Communications

/s/ Richard J. Surratt
Richard J. Surratt
February 3, 2011